Exhibit 99.2

Intelligent Bio Solutions Announces Closing of $10.0 Million Private Placement Priced At-the-Market Under Nasdaq Rules

NEW YORK, January 2, 2026 – Intelligent Bio Solutions Inc. (“INBS” or the “Company”) (Nasdaq: INBS), a medical technology company delivering intelligent, rapid, non-invasive testing solutions, today announced the closing of its previously announced private placement with two healthcare focused institutional investors priced at-the-market under Nasdaq rules of 2,298,850 shares of common stock (or pre-funded warrants in lieu thereof), Series K-1 warrants to purchase up to an aggregate of 2,298,850 shares of common stock and Series K-2 warrants to purchase up to an aggregate of 2,298,850 shares of common stock, at a combined purchase price of $4.35 per share of common stock (or pre-funded warrant) and associated Series K-1warrants and Series K-2 warrants, for expected gross proceeds to INBS of approximately $10.0 million, before deducting placement agent fees and other offering expenses payable by the Company. The Series K-1warrants and Series K-2 warrants will have an exercise price of $4.10 per share of common stock and will be exercisable immediately upon issuance. The Series K-1 warrants and Series K-2 warrants will each have a term of five years following the date a registration statement registering all warrant shares underlying the Series K-1 warrants and Series K-2 warrants is declared effective by the United States Securities and Exchange Commission (the “SEC”).

Harry Simeonidis, President and CEO of INBS, commented, “We welcome the continued support from our investors as we intend to use the proceeds of this private placement for working capital and general corporate purposes, including funding our 510(k) submission with the FDA for our non-invasive Intelligent Fingerprinting Drug Screening System and furthering our international market expansion.”

Ladenburg Thalmann & Co. Inc. acted as the exclusive placement agent for the private placement.

The offer and sale of the foregoing securities were made in a transaction not involving a public offering and the securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Under an agreement with the investors, the Company agreed to file an initial registration statement with the SEC covering the resale of the shares of common stock issued to the investors (including the shares of common stock issuable upon the exercise of the warrants) no later than 10 calendar days following the date of the agreement and to use its best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than 45 days after the date of such agreement.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Intelligent Bio Solutions Inc.

Intelligent Bio Solutions Inc. (NASDAQ: INBS) is a medical technology company delivering intelligent, rapid, non-invasive testing solutions. The Company believes that its Intelligent Fingerprinting Drug Screening System will revolutionize portable testing through fingerprint sweat analysis, which has the potential for broader applications in additional fields. Designed as a hygienic and cost-effective system, the test screens for the recent use of drugs commonly found in the workplace, including opiates, cocaine, methamphetamine, and cannabis. With sample collection in seconds and results in under ten minutes, this technology would be a valuable tool for employers in safety-critical industries. The Company’s current customer segments outside the U.S. include construction, manufacturing and engineering, transport and logistics firms, mining, drug treatment organizations, and coroners.

For more information, visit: http://www.ibs.inc/

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, Intelligent Bio Solutions Inc.’s intended use of proceeds from the private placement, ability to develop and commercialize its drug and diagnostic tests, realize commercial benefit from its partnerships and collaborations, and secure regulatory approvals, among others. Although Intelligent Bio Solutions Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Intelligent Bio Solutions Inc. has attempted to identify forward-looking statements by terminology, including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, included in Intelligent Bio Solutions’ public filings filed with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. Intelligent Bio Solutions undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Intelligent Bio Solutions Inc.

info@ibs.inc

Investor & Media Contact:

Valter Pinto, Managing Director

KCSA Strategic Communications

PH: (212) 896-1254

INBS@kcsa.com